Exhibit 99.1

Pulmatrix Announces Year-End and Q4 Financial 2022 Results and Provides Corporate Update

PUR1900 Phase 2b study dosed first patients in Q1 2023

PUR3100 Phase 1 study achieves positive topline results as announced in Q1 2023

$35.6 million in cash and cash equivalents at the end of 2022 providing cash runway into Q2 2024

LEXINGTON, Mass., March 30, 2023 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and central nervous system disease using its patented iSPERSE™ technology, today announced fourth quarter and year-end financial results for 2022 and provided a corporate update on its development programs.

Ted Raad, Chief Executive Officer of Pulmatrix commented, “2022 was a year of significant progress for all of our development programs, setting the stage for significant milestone accomplishments in 2023. In 2022, we completed the Phase 1b study of PUR1800 for acute exacerbations in chronic obstructive pulmonary disease (AECOPD), for which the data was presented this year. We also initiated and completed a Phase 1 study of PUR3100, our orally inhaled formulation of dihydroergotamine (DHE) for acute migraine, allowing us to begin 2023 by announcing data that we believe illustrates a potentially positive pharmacokinetic and pharmacodynamic profile for PUR3100 – including a rapid systemic exposure within the targeted therapeutic range, and fewer side effects compared to intravenous (IV) dosing. Finally, we prepared for a Phase 2b study of PUR1900 in allergic bronchopulmonary aspergillosis (ABPA) and announced the first patient dosed in Q1 2023. We are grateful for the potential opportunity to positively impact patients with these programs and are proud of the Company’s accomplishments throughout last year and into this year.”

2022 and Recent Program and Corporate Highlights

PUR1900

●	In February 2023, Pulmatrix began dosing patients for its Phase 2b study of PUR1900. This Phase 2b trial is designed as a randomized, double-blind, multi-center, placebo-controlled study to evaluate the efficacy and duration of treatment with itraconazole, administered as a dry powder for inhalation (PUR1900). The goal of the study is to provide data on potential registrational endpoints in ABPA in patients with asthma. The multi-center study is being conducted in the United States, United Kingdom, Australia and France. Endpoints include safety, tolerability, and potential efficacy outcomes in adult patients with asthma and ABPA. Pulmatrix expects to report topline data from this study in mid-2024.

PUR3100

●	On January 4, 2023, Pulmatrix achieved positive topline results from the Phase 1 study for PUR3100, a novel pulmonary inhaled formulation of DHE for the treatment of acute migraine. The study found that PUR3100 was well-tolerated and there was a lower incidence of nausea in PUR3100 dose groups compared to IV DHE. No vomiting was observed in any of the PUR3100 dose groups. Oral inhalation of PUR3100 achieved peak exposures in the targeted therapeutic range at all doses and the Tmax occurred at five minutes after dosing.

●	The Phase 1 study was designed as a double-dummy, double-blinded trial to assess the safety, tolerability, and pharmacokinetics of three dose levels of single doses of inhaled PUR3100 with IV placebo, as compared to IV DHE (DHE mesylate injection) with inhaled placebo. Twenty-six healthy subjects were enrolled and each of the four groups contained at least six subjects.

●	Pulmatrix believes its PUR3100 formulation of DHE is highly differentiated from other DHE products already approved or in development, can be immediately self-administered and has a pharmacokinetic profile that may potentially advance the treatment of patients with acute migraine. Given the positive Phase 1 study results, the Company plans to pursue further clinical studies for PUR3100, including a potential Phase 2 clinical study.

PUR1800

●	In March 2022, Pulmatrix reported topline data from its Phase 1b clinical study of PUR1800 for AECOPD. The Company has presented the analyzed data results of the completed Phase 1b clinical study at the American Academy of Allergy, Asthma and Immunology medical conference in February 2023. The Company is continuing to analyze these data to inform the design for a potential Phase 2 efficacy and safety study in subjects with AECOPD.

2022 Corporate Highlights

●	On February 28, 2022, the Company completed a reverse stock-split at a ratio of 1-for-20 which reduced the number of outstanding shares of the Company’s common stock from approximately 65.9 million shares to approximately 3.3 million shares. The number of authorized shares of the Company’s common stock remains at 200,000,000 shares.

●	On March 1, 2022, the Company announced the hiring of Dr. Margaret Wasilewski as the Company’s Chief Medical Officer. Dr. Wasilewski leverages over 25 years of experience in pharmaceutical drug development.

●	On March 17, 2022, the Company announced that it regained compliance for its listing on Nasdaq, allowing continued access to capital markets and liquidity for its investors.

Fourth Quarter and Year-End Financial Results

Revenue was $6.1 million for the year ended December 31, 2022, as compared to $5.2 million for the year ended December 31, 2021; an increase of $0.9 million. The increase was related to $4.6 million more revenues under the collaboration with Cipla Technologies LLC during 2022, which was partially offset by a $3.7 million decrease in license-related revenues under a former collaboration with Johnson & Johnson Enterprise Innovation, Inc.

Research and development expense was $18.2 million for the year ended December 31, 2022, as compared to $15.4 million for the year ended December 31, 2021; an increase of $2.8 million. The increase was primarily due to an increased spend of $2.9 million in costs related to the Company’s PUR1900 program and $2.6 million of employment and operating costs, partially offset by decreased spend of $2.7 million in costs primarily related to Pulmatrix’s PUR1800 program.

General and administrative expense was $6.8 million for the year ended December 31, 2022, as compared to $6.4 million for the year ended December 31, 2021; an increase of $0.4 million. The increase was primarily due to increased professional services costs of $0.4 million.

Pulmatrix’s total cash and cash equivalents balance as of December 31, 2022 was $35.6 million. The Company anticipates that its cash position is sufficient to fund operations into Q2 2024.

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$35,628	$53,840
Restricted cash	153	-
Accounts receivable	1,298	67
Prepaid expenses and other current assets	1,068	871
Total current assets	38,147	54,778
Property and equipment, net	235	321
Operating lease right-of-use asset	710	2,093
Long-term restricted cash	1,472	1,625
Other long-term assets	389	-
Total assets	$40,953	$58,817
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,188	$839
Accrued expenses and other current liabilities	1,638	1,233
Operating lease liability	857	1,431
Deferred revenue	1,339	939
Total current liabilities	5,022	4,442
Deferred revenue, net of current portion	4,822	6,069
Operating lease liability, net of current portion	-	857
Total liabilities	9,844	11,368
Stockholders’ equity:
Preferred Stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no and 1,830 shares issued and outstanding at December 31, 2022 and 2021, respectively	-	1,081
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,639,185 and 3,222,037 shares issued and outstanding at December 31, 2022 and 2021, respectively	-	-
Additional paid-in capital	304,585	301,008
Accumulated deficit	(273,476)	(254,640)
Total stockholders’ equity	31,109	47,449
Total liabilities and stockholders’ equity	$40,953	$58,817

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year ended December 31,
	2022	2021
Revenues	$6,071	$5,169

Operating expenses:
Research and development	18,240	15,382
General and administrative	6,778	6,377
Impairment of goodwill	-	3,577
Total operating expenses	25,018	25,336
Loss from operations	(18,947)	(20,167)
Other income/(expense):
Interest income	309	7
Other expense, net	(198)	(11)
Total other income/(expense), net	111	(4)
Net loss	(18,836)	(20,171)
Less: Deemed dividend - beneficial conversion feature of preferred stock	-	(3,197)
Net loss attributable to common stockholders	$(18,836)	$(23,368)
Net loss per share attributable to common stockholders - basic and diluted	$(5.46)	$(8.63)
Weighted average common shares outstanding - basic and diluted	3,447,701	2,708,558

About Pulmatrix, Inc.

Pulmatrix is a clinical-stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases and central nervous system (“CNS”) disorders using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for lung diseases, such as allergic bronchopulmonary aspergillosis (“ABPA”), Chronic Obstructive Pulmonary Disease (“COPD”) and CNS disorders such as acute migraine. Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Forward-Looking Statements

Certain statements in this letter that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent annual report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Timothy McCarthy, CFA

917-679-9282

tim@lifesciadvisors.com